Exhibit 99.1

Goldman Sachs Asset Management | 200 West Street | New York NY 10282

Goldman Sachs Asset Management Announces Acquisition of
Perth Mint Physical Gold ETF (AAAU)

New York City, NY – SEPTEMBER 29, 2020 – Goldman Sachs Asset Management (GSAM) today announced that it has entered into an agreement to acquire the sponsorship of the Perth Mint Physical Gold ETF (AAAU), which will expand its $19 billion ETF platform. This product, GSAM’s first commodity ETF, will enable investors to access gold exposure at a competitive fee of 18 basis points.1

The Perth Mint Physical Gold ETF, which GSAM anticipates will be renamed at closing to Goldman Sachs Physical Gold ETF, provides the opportunity to invest in gold. AAAU holds physical gold and seeks to provide investors exposure to the commodity and will now benefit from the global platform and resources of Goldman Sachs.

“Our team aimed to respond to investor demand for an asset class that has demonstrated resilience and popularity with innovative features at a competitive price,” said Michael Crinieri, GSAM’s Global Head of ETF Strategy. “Our goal at GSAM is to continue to give investors thoughtful and cost-effective ways to diversify their portfolios, and we believe this fund is an attractive addition to GSAM’s growing ETF suite.”

The ETF is currently listed on NYSE Arca. Upon closing, it is expected that GSAM will become the sole sponsor of the fund and a new third-party custodian will be appointed. The transaction is expected to close in the fourth quarter, subject to customary closing conditions.

About Goldman Sachs Asset Management, L.P. (GSAM)

GSAM is the asset management arm of The Goldman Sachs Group, Inc. (NYSE: GS), which supervises more than $1.8 trillion in assets as of June 30, 2020.2 Goldman Sachs Asset Management has been providing discretionary investment advisory services since 1988 and has investment professionals in all major financial centers around the world. The company offers investment strategies across a broad range of asset classes to institutional and individual clients globally. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

Media Contacts:

Patrick Scanlan	Tel: 212-902-5400

Disclosures

1 The Perth Mint Physical Gold ETF’s expense ratio is 18 basis points (bps). The average net expense ratio for ETFs in the Morningstar Commodities Focused category is 67 bps as of August 31, 2020. Category expense ratios represent category averages for 36 ETFs in the Commodities Focused category as defined by Morningstar. In an effort to distinguish funds by what they own, as well as by their prospectus objectives and styles, Morningstar developed the Morningstar Categories. While the prospectus objective identifies a fund’s investment goals based on the wording in the fund prospectus, the Morningstar Category identifies funds based on their actual investment styles as measured by their underlying portfolio holdings (portfolio and other statistics over the past three years).

2Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

The Perth Mint Physical Gold ETF (“Trust”) is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act of 1936. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. For a prospectus with this and other information about the Trust, please call 1-844-880-3837 or visit the website at www.aaauetf.com. You should obtain your own independent financial, taxation and legal advice before making any decisions about any investment in shares of the Trust. This information is not an offer for shares and should not be used as the basis for any investment decision.

Investing involves risk, including possible loss of principal. Because shares of the Trust are intended to reflect the price of the gold held by the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value. Brokerage commissions will reduce returns.

Shares of the Trust are intended to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust's expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by such shares. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The request for the exchange of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location. The Trust may suspend redemptions of baskets by authorized participants and Gold Corporation may suspend or reject the exchange of shares for physical gold, which could affect the market price of the shares. The withdrawal of an authorized participant and substantial redemptions by authorized participants may affect the liquidity of the shares.

Gold owned by the Trust may be subject to loss, damage, theft or restriction on access. Although the Trust does not insure gold held by the Custodian, the Custodian’s obligations in relation to gold owned by the Trust and held in safekeeping by the Custodian are subject to the Government Guarantee in the event the Gold is lost, damaged, or stolen.

Market Agent: Foreside Fund Services, LLC

The shares are neither interests in nor obligations of, and are not guaranteed by, the Sponsors (Gold Corporation and Exchange Traded Concepts, LLC), their member(s), or any of their affiliates.

NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE. NOT INSURED BY ANY GOVERNMENT AGENCY.

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